Exhibit 99.1

News Release

AGL Resources Reports Second Quarter 2008 Results; Reaffirms Fiscal 2008 Earnings Guidance

•	Reported GAAP diluted earnings per share (EPS) of $(0.15), compared to EPS of $0.40 per diluted share for second quarter 2007

•
Earnings, excluding the impact of hedge gains and losses and inventory valuation adjustments for the wholesale services operating segment, were $0.30 per diluted share for second quarter 2008 vs. $0.27 per diluted share for the prior-year period.

•	Company reaffirms 2008 earnings guidance in the range of $2.75 to $2.85 per diluted share

ATLANTA – July 31, 2008 – AGL Resources Inc. (NYSE: ATG) today reported a net loss of $11 million, or $(0.15) per diluted share, for the second quarter of 2008, compared with net income of $30 million, or $0.40 per diluted share, reported for the second quarter of 2007.

The company’s second-quarter 2008 results include a loss of $0.45 per diluted share resulting from $55 million in pre-tax hedge losses in the wholesale services segment related to a significant increase in forward NYMEX (New York Mercantile Exchange) natural gas prices, and the widening of transportation basis spreads, during the quarter, as described more fully in a press release the company issued on July 10, 2008.

The impacts of hedge gains and losses, as well as any required lower-of-cost-or-market inventory valuation adjustments, on earnings for the wholesale services segment primarily affect the timing of earnings recognition and are not reflective of the economic value of the underlying storage inventory or natural gas transportation transactions.  Second-quarter 2008 and 2007 earnings, exclusive of the impact of these items, are $0.30 per diluted share, compared with $0.27 per diluted share, respectively.

For the six months ended June 30, 2008, net income was $78 million, or $1.01 per diluted share, compared with net income of $132 million, or $1.70 per diluted share for the same period last year.  Earnings for the six months ended June 30, 2008 and 2007, excluding the impact of hedge gains or losses and lower-of-cost-or-market inventory valuation adjustments, were $1.59 per diluted share, compared with $1.62 per diluted share last year.

“We continue to operate in challenging market conditions, but our results for the quarter and year-to-date show that our business fundamentals are solid and we are positioned for growth despite those challenges,” said John W. Somerhalder II, AGL Resources’ chairman, president and chief executive officer.  “As a result, we continue to expect fiscal 2008 earnings in the range of $2.75 to $2.85 per share.”

Q2 2008 RESULTS BY BUSINESS SEGMENT

Distribution Operations

The distribution operations segment contributed second-quarter 2008 EBIT (earnings before interest and taxes) of $57 million, compared with $64 million during the same period last year.  Operating margin decreased $3 million, driven primarily by lower margins related to a revision in estimated unbilled gas volumes for Elizabethtown Gas and lower gas storage carrying costs at Atlanta Gas Light, offset partially by higher pipeline replacement revenues for Atlanta Gas Light.  During the second quarter of 2008, the average number of end-use customers was up 0.1 percent over the same period last year.

Operating expenses during the quarter were up $3 million, primarily reflecting higher bad debt expenses resulting from higher natural gas prices and increased depreciation expense.

Retail Energy Operations

The retail energy operations segment (SouthStar Energy Services) contributed EBIT of $5 million for the second quarter of 2008, equivalent to its contribution for the same period last year.  Operating margin declined $2 million primarily due to weather that was 19 percent warmer during the second quarter 2008 as compared to the same period last year.

Operating expenses in the second quarter of 2008 were down $1 million as compared to the prior-year period, reflecting lower payroll and other operating costs offset by slightly higher bad debt expense largely due to higher natural gas prices.

Wholesale Services

The wholesale services segment, consisting primarily of Sequent Energy Management, had an EBIT loss of $65 million for the second quarter of 2008, compared with EBIT of $6 million for the prior-year period.  Operating margin decreased $68 million relative to the prior-year period, primarily due to losses on the instruments used to hedge storage and transportation positions as a result of rising natural gas prices and the widening of transportation basis spreads during the quarter.  These losses were partially offset by stronger commercial activity and the absence of a required lower-of-cost-or-market adjustment to inventory during the quarter as compared to the prior-year period.

As of June 30, 2008, Sequent expected operating revenues from future storage withdrawals of approximately $55 million in 2008 and $16 million in 2009, assuming all factors remain the same.  This expectation could change as Sequent adjusts its daily injection and withdrawal plans in response to changes in market conditions and as forward NYMEX prices fluctuate.  Based upon the current projection of year-end storage positions at December 31, 2008, a $1.00 change in the first quarter 2009 forward NYMEX prices would result in a $4 million impact to Sequent’s reported EBIT for the year ending December 31, 2008 (after regulatory sharing).

Operating expenses increased $3 million during the second quarter as compared to the prior-year period, reflecting increased payroll and other operating costs related to continued growth and expansion of the business.

Energy Investments

The energy investments segment contributed EBIT of $10 million for the second quarter of 2008, as compared with EBIT of $2 million during the prior-year period.  These results reflect an increase of $9 million in operating margin due to $8 million in higher operating margin contributions from AGL Networks related to a network expansion project, as well as higher interruptible and firm revenue at Jefferson Island Storage & Hub.  Operating expenses increased $2 million as a result of the network expansion for AGL Networks and slightly higher operating costs for the Jefferson Island facility.

INTEREST EXPENSE AND INCOME TAXES

Interest expense for the second quarter of 2008 was $26 million, down $1 million from the second quarter of 2007.  The decrease reflects lower short-term interest rates, partially offset by higher average debt outstanding.  Income taxes for the second quarter of 2008 decreased $26 million as compared to the prior-year period, reflecting lower consolidated earnings.

COMMON SHARES OUTSTANDING

Second-quarter 2008 earnings per share reflect a 2.2 percent decline in weighted average diluted shares outstanding compared to the prior-year period, primarily as a result of the company’s share repurchase program.  Earnings per share for the six months ended June 30, 2008 reflect a 1.9 percent decline in weighted average diluted shares outstanding.

2008 EARNINGS OUTLOOK

AGL Resources continues to project fiscal 2008 earnings to be in the range of $2.75 to $2.85 per diluted share.  This earnings expectation assumes normal weather, average volatility in natural gas pricing and no material mark-to-market or lower-of-cost-or-market inventory valuation adjustment impacts.  Changes in these events or other circumstances the company cannot anticipate could materially impact earnings, and could result in earnings for 2008 significantly above or below this outlook.

EARNINGS CONFERENCE CALL/WEBCAST

AGL Resources will host its second-quarter 2008 earnings conference call and webcast on Thursday, July 31, 2008 at 9 a.m. Eastern Time.  The webcast can be accessed via the Investor Relations section of the AGL Resources Web site at www.aglresources.com, or by dialing 800/291-5365 in the United States or 617/614-3922 outside the United States. The confirmation code is 23322361. A replay of the conference call will be available by dialing 888/286-8010 in the United States or 617/801-6888 outside the United States, with a confirmation code of 78764000. A replay of the call also will be available on the investor relations section of the company's Web site for seven days following the call.

About AGL Resources

AGL Resources (NYSE: ATG), an Atlanta-based energy services company, serves approximately 2.3 million customers in six states. The company also owns Houston-based Sequent Energy Management, an asset manager serving natural gas wholesale customers throughout North America. As a 70 percent owner in the SouthStar partnership, AGL Resources markets natural gas to consumers in Georgia under the Georgia Natural Gas brand. The company also owns and operates Jefferson Island Storage & Hub, a high-deliverability natural gas storage facility near the Henry Hub in Louisiana. For more information, visit www.aglresources.com.

Forward-Looking Statements

Certain expectations and projections regarding our future performance referenced in this press release are forward-looking statements. Forward- looking statements involve matters that are not historical facts and because these statements involve anticipated events or conditions, forward-looking statements often include words such as "anticipate," "assume," “believe,” "can," "could," "estimate," "expect," "forecast," "future," “goal,” "indicate," "intend," "may," "outlook," "plan," "predict," "project," "seek," "should," "target," "will," "would," or similar expressions. Our expectations are not guarantees and are based on currently available competitive, financial and economic data along with our operating plans. While we believe our expectations are reasonable in view of the currently available information, our expectations are subject to future events, risks and uncertainties, and there are several factors - many beyond our control - that could cause results to differ significantly from our expectations.

Such events, risks and uncertainties include, but are not limited to, changes in price, supply and demand for natural gas and related products; the impact of changes in state and federal legislation and regulation; actions taken by government agencies on rates and other matters; concentration of credit risk; utility and energy industry consolidation; impact of acquisitions and divestitures; direct or indirect effects on AGL Resources' business, financial condition or liquidity resulting from a change in our credit ratings or the credit ratings of our counterparties or competitors; interest rate fluctuations; financial market conditions and general economic conditions; uncertainties about environmental issues and the related impact of such issues; the impact of changes in weather upon the temperature-sensitive portions of the business; impacts of natural disasters such as hurricanes upon the supply and price of natural gas; acts of war or terrorism; and other factors which are provided in detail in our filings with the Securities and Exchange Commission, which we incorporate by reference in this press release. Forward-looking statements are only as of the date they are made, and we do not undertake to update these statements to reflect subsequent changes.

Supplemental Information

Company management evaluates segment financial performance based on earnings before interest and taxes (EBIT), which includes the effects of corporate expense allocations and on operating margin. EBIT is a non-GAAP (accounting principles generally accepted in the United States of America) financial measure. Items that are not included in EBIT are financing costs, including debt and interest expense and income taxes. The company evaluates each of these items on a consolidated level and believes EBIT is a useful measurement of our performance because it provides information that can be used to evaluate the effectiveness of our businesses from an operational perspective, exclusive of the costs to finance those activities and exclusive of income taxes, neither of which is directly relevant to the efficiency of those operations.

Operating margin is a non-GAAP measure calculated as operating revenues minus cost of gas, excluding operation and maintenance expense, depreciation and amortization, and taxes other than income taxes. These items are included in the company's calculation of operating income. The company believes operating margin is a better indicator than operating revenues of the contribution resulting from customer growth, since cost of gas is generally passed directly through to customers.

Company management further evaluates consolidated earnings excluding the impacts of hedge gains and losses and lower-of-cost-or-market inventory valuation adjustments in its wholesale services operating segment.  Company management believes this is a useful measurement of our performance because it provides information from an operational and an economic perspective, exclusive of the impacts of hedge gains and losses and from lower-of-cost-or-market inventory valuation adjustments in its wholesale services operating segment that are largely driven by changes in NYMEX (New York Mercantile Exchange) natural gas prices and transportation basis spreads both of which are impacted by overall market conditions.

EBIT, operating margin and consolidated earnings excluding the impacts of hedge gains and losses and lower-of-cost-or-market inventory valuation adjustments in its wholesale services operating segment should not be considered as alternatives to, or more meaningful indicators of, the company's operating performance than operating income or net income as determined in accordance with GAAP. In addition, the company's EBIT, operating margin or consolidated earnings excluding the impacts of hedge gains and losses and lower-of-cost-or-market inventory valuation adjustments in its wholesale services operating segment may not be comparable to similarly titled measures of another company.

Reconciliation of non-GAAP financial measures referenced in this press release and otherwise in the earnings conference call and webcast is attached to this press release and is available on the company's website at www.aglresources.com under the Investor Relations section.

# # # #

Contacts:               Financial
Steve Cave
Office:  404-584-3801
Cell: 678-642-4258
scave@aglresources.com

Media
Jack Holt
Office:404-584-4255
Cell:404-217-0284
jholt@aglresources.com

AGL Resources Inc.
Condensed Statements of Consolidated Income
For the Three and Six Months Ended
June 30, 2008 and 2007
Unaudited
(In millions, except per share amounts)

	Three Months			Six Months

	6/30/2008	6/30/2007	Fav/ (Unfav)	6/30/2008	6/30/2007	Fav/ (Unfav)

Operating Revenues	$444	$467	$(23)	$1,456	$1,440	$16
Cost of Gas	275	233	(42)	932	828	(104)
Operation and Maintenance Expenses	114	111	(3)	233	227	(6)
Depreciation and Amortization	38	36	(2)	74	71	(3)
Taxes Other Than Income	11	9	(2)	23	20	(3)

Total Operating Expenses	438	389	(49)	1,262	1,146	(116)

Operating Income	6	78	(72)	194	294	(100)
Other Income	3	-	3	4	1	3
Minority Interest	(1)	(2)	1	(17)	(24)	7
Interest expense, net	(26)	(27)	1	(56)	(58)	2

(Loss) Earnings Before Income Taxes	(18)	49	(67)	125	213	(88)
Income Taxe Expense (Benefit)	(7)	19	26	47	81	34

Net (loss) Income	$(11)	$30	$(41)	$78	$132	$(54)

(Loss) Earnings Per Common Share
Basic	$(0.15)	$0.40	$(0.55)	$1.02	$1.71	$(0.69)
Diluted	$(0.15)	$0.40	$(0.55)	$1.01	$1.70	$(0.69)
Shares Outstanding
Basic	76.2	77.5	1.3	76.2	77.5	1.3
Diluted	76.2	77.9	1.7	76.4	77.9	1.5

AGL Resources Inc.
EBIT Schedule
For the Three and Six Months Ended
June 30, 2008 and 2007
Unaudited
(In millions, except per share amounts)

	Three Months			Six Months

	6/30/2008	6/30/2007	Fav/ (Unfav)	6/30/2008	6/30/2007	Fav/ (Unfav)

Distribution Operations	$57	$64	$(7)	$180	$187	$(7)
Retail Energy Operations	5	5	-	51	68	(17)
Wholesale Services	(65)	6	(71)	(64)	15	(79)
Energy Investments	10	2	8	15	4	11
Corporate	1	(1)	2	(1)	(3)	2
Consolidated EBIT	8	76	(68)	181	271	(90)
Interest Expense, net	26	27	1	56	58	2
Income Tax Expense (Benefit)	(7)	19	26	47	81	34
Net (loss) income	$(11)	$30	$(41)	$78	$132	$(54)

(Loss) Earnings per Common Share
Basic	$(0.15)	$0.40	$(0.55)	$1.02	$1.71	$(0.69)
Diluted	$(0.15)	$0.40	$(0.55)	$1.01	$1.70	$(0.69)

AGL Resources Inc.
Reconciliation of Operating Margin to Operating Revenues
For the Three and Six Months Ended
June 30, 2008 and 2007
Unaudited
(In millions)

	Three Months			Six Months
	6/30/2008	6/30/2007	Fav/ (Unfav)	6/30/2008	6/30/2007	Fav/ (Unfav)

Operating Revenues	$444	$467	$(23)	$1,456	$1,440	$16
Cost of Gas	275	233	(42)	932	828	(104)
Operating Margin	$169	$234	$(65)	$524	$612	$(88)

AGL Resources Inc.
Earnings excluding wholesale services’ hedge losses (gains) and LOCOM
For the Three and Six Months Ended
June 30, 2008 and 2007
Unaudited
(In millions, except per share amounts)

	Three Months		Six Months
	6/30/2008	6/30/2007	6/30/2008	6/30/2007

Net Income/(loss) - as reported	$(11)	$30	$78	$132

Hedge losses (gains) at wholesale services	55	(19)	70	(13)
Lower-of-cost-or-market (LOCOM)
adjustment at wholesale services	-	3	-	3

Net impact of hedge gains and losses
and LOCOM at wholesale services

Pre-tax	55	(16)	70	(10)
Consolidated effective tax rate	37.6%	37.9%	37.6%	37.9%
After-tax	34	(10)	44	(6)

Net income, excluding wholesale services’
hedge gains and losses and LOCOM	$23	$20	$122	$126

Diluted weighted average shares	76.2	77.9	76.4	77.9

Diluted EPS, excluding wholesale services’
hedge gains and losses and LOCOM	$0.30	$0.27	$1.59	$1.62